NEWS

IRELAND INC. NAMES STEVEN A. KLEIN TO BOARD OF DIRECTORS

HENDERSON, Nevada – April 22, 2013 – Ireland Inc. (OTCBB: IRLD) today announced that Steven A. Klein had been appointed to its Board of Directors as an independent director. Klein has participated as an investor in Ireland’s private placement financings, either personally and/or for a trust in which he is Trustee, from 2009 through to Ireland’s most recent financing in November 2012. Ireland’s Board voted to increase the number of directors to four, from three and Klein fills that fourth Board seat.

Klein is the CEO and a member of Apple Core Holdings, a private investment company, and is CEO of Apple Core Hotels which operates five hotels in Manhattan. He has served as a board member for many of Apple Core Holdings investments and currently serves as a director on several boards including Broadway 4D and Zeno Radio. Prior to co-founding Apple Core Holdings, Klein practiced tax law at Skadden Arps in New York City. Klein holds a J.D. from Boston University Law School, Magna Cum Laude, and an LLM in taxation from New York University Law School.

Douglas D.G. Birnie, Ireland’s Chief Executive Officer said, “I have known Steve as an investor in Ireland for several years and have been impressed with his financial acumen, quick grasp of situations and his pragmatic approach. I look forward to his contributions and to working with him on a more regular basis. I have no doubt that Steve will be of great assistance as we move forward and progress with our gold and silver extraction timeline at our lead property, the Columbus Project.”

Klein said, “I believe that this is an ideal moment in time for me to join Ireland’s Board. The Company is making important progress in executing its business plan and is reaching a point where I believe I can contribute significant assistance.”

About Ireland Inc.

Based in Henderson, Nevada, Ireland Inc. (www.irelandminerals.com) is a minerals exploration and development company that targets properties containing large-scale deposits of precious metals in the southwestern United States. Ireland is currently involved with two mining projects, both of which are prospective for gold and silver. In early 2008, Ireland completed the acquisition of the Columbus Project located in Esmeralda County, NV, near Tonopah. Ireland also owns rights to acquire up to 100% of the Red Mountain Project in San Bernardino County, California.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” “plans” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, Ireland’s limited operating history, future trends in mineral prices, the availability of capital, geological or mechanical difficulties affecting Ireland’s planned geological work programs, and uncertainties surrounding estimates of mineralized material. Extraction rates and mineralization grades from test results on individual samples may not be representative of extraction rates or grades that can be obtained from other samples or from commercial scale extraction efforts. Additional exploration work will be required to fully define the extent of the Columbus Project’s mineralized areas and before proved or probable mineral reserves can be established. There is no assurance that the results of Ireland’s exploration of pre-feasibility programs will result in a decision to enter into commercial production. Ireland undertakes no obligation to update the forward looking statements in this document.

The United States Securities and Exchange Commission (the “SEC”) permits U.S. mining companies to disclose in their filings with the SEC only “reserve estimates,” which are those parts of a mineral deposit that the company can economically and legally extract or produce at the time the estimate is made. Ireland may use certain terms in this press release such as “measured,” “indicated,” and “inferred” “resources.” SEC guidelines strictly prohibit U.S. registered companies from including these terms in their filings with the SEC. Further, inferred resource estimates generally may not be used as the basis for pre-feasibility or feasibility studies. There are no assurances that any resource estimates can be economically or legally extracted or produced or that any of these resource estimates will ever be converted to reserves. There are also no assurances that any inferred resource estimates will be converted into indicated or measured resources. The mineralization estimates provided in this release are based on internal calculations and have not been independently confirmed.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

Investors are advised to carefully review the reports and documents that Ireland Inc. files from time to time with the SEC, particularly its Annual, Quarterly and Current Reports, which may be obtained from the SEC’s website at http://www.sec.gov/edgar.shtml.

INVESTOR RELATIONS CONTACTS:
Terri MacInnis, Dir. of Investor Relations	R. Jerry Falkner, CFA
Bibicoff + MacInnis, Inc.	RJ Falkner & Company, Inc.
818.379.8500 terri@bibimac.com	800.377.9893 info@rjfalkner.com

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338